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PRESS RELEASE FOR IMMEDIATE DISTRIBUTION

          QUEPASA.COM, INC. AND GREAT WESTERN LAND AND RECREATION, INC.
                       ANNOUNCE A SIGNED MERGER AGREEMENT

PHOENIX--(BUSINESS WIRE)--August 7, 2001--quepasa.com, inc. (OTCBB: PASA.OB) and Great Western Land and Recreation, Inc. today announced that they have entered into a merger agreement. Great Western Land and Recreation, Inc. is a privately-held real estate development company. Following the merger, quepasa's shareholders will own 49% of the combined companies and Great Western's current shareholder will own 51%. Great Western's shareholder will also receive warrants to purchase additional shares of Great Western that would increase its ownership to a maximum of 65%. The combined company's common stock will be publicly traded following the merger under the Great Western name.

Great Western is a real estate development company with holdings in Arizona, New Mexico and Texas. It and its predecessors, including Amortibanc Management, L.C., have been in land and land related businesses since 1928. Great Western focuses primarily on condominiums, apartments, residential lots and recreational property development. Great Western owns and is developing the Wagon Bow Ranch in northwest Arizona and the Willow Springs Ranch in central New Mexico. Great Western had net equity at June 30, 2001 of $3.1 million. For the six months ended June 30, 2001, Great Western had net revenue of $5.9 million and net profit of $835,000.

The merger is subject to several conditions, including approval by quepasa's shareholders and that quepasa meet certain minimum cash requirements at the closing. The transaction will require clearance by the Securities and Exchange Commission of a proxy statement and a special prospectus, with a closing expected to occur in the fourth quarter of 2001.

"We are pleased to announce our merger with Great Western" said Gary L. Trujillo, quepasa's Chairman and Chief Executive Officer. "This announcement comes over a year after we began looking for an appropriate merger candidate following the steep decline in the stock prices for internet-related businesses. This combination will provide our shareholders with an investment in a growing business with substantial real estate assets."

"Great Western is excited about merging with quepasa" said Jay Torok, President of Great Western. "We market extensively to the Hispanic community and are pleased to be combining with a company like quepasa, that has strong ties to this community. We have ranch properties in both Arizona and New Mexico, and we believe that the tie with quepasa will help accelerate our growth."

quepasa operates the quepasa.com website featuring information targeted to the U.S. Hispanic community.

The statements in this press release regarding a proposed merger and future performance and growth are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve
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risks and uncertainties that could cause actual results to differ materially.
Factors that could cause or contribute to such differences include, but are not limited to, the possibility that the merger may not be consummated, risks associated with real estate development, and those factors set forth in quepasa.com's documents filed with the Securities and Exchange Commission.

Contact information:

     quepasa.com, inc.                            Rob Taylor     602-281-1534

     Great Western Land and Recreation, Inc.      Ed Dietrich    480-949-6007